Exhibit 4.11

DESCRIPTION OF SECURITIES

Description of Capital Stock

General

The following is a summary of information concerning capital stock of Commercial Vehicle Group, Inc. The summary and descriptions below do not purport to be complete and are subject to, and qualified in their entirety by, our certificate of incorporation (the “Charter”) and Code of Regulations (“By-laws”) and by provisions of applicable law.

Common Stock

Shares Outstanding. The Company is authorized to issue up to 60,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”).

Dividend Rights. Subject to preferences that may apply to shares of Preferred Stock (defined below) outstanding at the time, holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.

Voting Rights. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of Common Stock do not have cumulative voting rights.

Preemptive or Similar Rights. Our Common Stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion Rights. Our Common Stock is not convertible.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

Nasdaq Listing. Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “CVGI.”

Fully Paid. The issued and outstanding shares of Common Stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of Common Stock that the Company may issue in the future will also be fully paid and non-assessable.

Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Company’s board of directors may, without further action by the Company’s stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series.

Anti-Takeover Effects of our Charter and By-laws

Our Charter and By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the board of directors.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. The Company believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them would result in an improvement of their terms.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders. Our Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Charter and the By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board, or pursuant to a resolution adopted by a majority of the board of directors. Stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures. Our By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder (i) who was a stockholder of record on the record date for the meeting, (ii) who is entitled to vote at the meeting, and (iii) who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the By-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Super Majority Approval Requirements. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our Charter and By-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors will be required to amend, alter, change or repeal specified provisions. This requirement of a super-majority vote to approve amendments to our Charter and By-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares. Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Anti-takeover Effects of Delaware Law

The Company is subject to Section 203 of the Delaware General Corporation Law (“Section 203”), an anti-takeover law. Section 203 provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including but not limited to general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•
on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of the specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•
any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203.

Transfer Agent and Registrar
Computershare Trust Company has been appointed as the transfer agent and registrar for our Common Stock.